UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION
13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2005 (December 13, 2004)

FIVE STAR QUALITY CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or other jurisdiction
of incorporation)

Commission File No. 1-16817	04-3516029 (IRS. Employer Identification No.)

400 Centre Street, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)

        Registrant’s telephone number, including area code: (617) 796-8387

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

        On December 13, 2004, Five Star Quality Care, Inc., or Five Star, closed an offering of shares of its common stock, par value $.01 per share, or common shares. A total of 3,500,000 common shares were sold at a price of $8.45 per common share, for a total of $29.6 million of gross proceeds. Five Star granted the underwriters an option to purchase up to an additional 525,000 common shares to cover over allotments, if any, within 30 days from the date of the prospectus relating to the common shares. UBS Securities LLC, on behalf of the underwriters, notified Five Star on January 6, 2005 that the underwriters have exercised this option in part and will purchase an additional 130,000 common shares. The closing of the purchase of the additional 130,000 common shares is subject to customary conditions and is expected to take place on January 11, 2005. Five Star used a portion of the net proceeds from the offering to repay in its entirety a $16.8 million mortgage loan provided by Senior Housing Properties Trust in connection with Five Star’s acquisition of LTA Holdings, Inc. (formerly known as LifeTrust America, Inc.). Five Star intends to use the remainder of the net proceeds for general corporate purposes, including possible acquisitions.

        A final prospectus concerning this offering has been filed with the Securities and Exchange Commission. This Current Report on Form 8-K is not an offer to sell, nor a solicitation of any offer to buy, common shares. A copy of the final prospectus can be obtained by contacting UBS Investment Bank, Prospectus Department, at 299 Park Avenue, New York, NY 10171 (Telephone: 212-821-3000), or by contacting any of the co-managing underwriters.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR QUALITY CARE, INC. By: /s/ Bruce J. Mackey Jr. Name: Bruce J. Mackey Jr. Title: Treasurer and Chief Financial Officer

Dated:  January 7, 2005